Exhibit 16.1

                           Goldstein Golub Kessler LLP
                  Certified Public Accountants and Consultants
                     1185 Avenue of the Americas, Suite 500
                          New York, New York 10036-2602
                            Telephone - 212-372-1800
                             Telefax - 212-372-1801



May 7, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Ladenburg Thalmann Financial Services Inc. (f/k/a GBI Capital Management Corp.)
      ----------------------------------------------------------------------


Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K/A for the event that occurred on May 7, 2001 to be filed by our former client, Ladenburg Thalmann Financial Services Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP